EXHIBIT 99.1

News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications

Phone:	704-731-1527

Email:	don.washington@enproindustries.com
EnPro Industries
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Strong Second Quarter
As Industrial Markets Maintain Momentum
•	Strong operating performance and market conditions produce record second quarter segment results
•	Segment profit margin improves to 15.9% from 15.3% in 2005
•	GAAP EPS of $0.19 a share reflects increased asbestos-related expense as insurance is fully allocated to pending and estimated future claims
•	Income before asbestos-related expenses and other significant items improves 17%
•	Outlook calls for markets, operating results and cash flows to remain strong in the second half of 2006
CHARLOTTE, N.C., July 27, 2006 — EnPro Industries (NYSE: NPO) today reported net income of $4.2 million or $0.19 a share for the second quarter of 2006. In the second quarter of 2005, net income was $21.1 million, or $0.99 a share. Net income in 2006 was reduced by asbestos-related expenses of $0.59 a share, compared to $0.07 a share in 2005. The increase in asbestos-related expenses was due to the full allocation during the second quarter of 2006 of all remaining solvent asbestos insurance to pending and estimated future asbestos-related claims against EnPro subsidiaries.
Before asbestos charges and other significant items, income in the second quarter of 2006 was $17.2 million, or $0.79 a share, a 17% improvement over the second quarter of 2005, when income before asbestos charges and other significant items was $14.7 million, or $0.69 a share.
A table showing the effect of asbestos charges and other significant items on net income and earnings per share is attached to this earnings release. Per share amounts are expressed on a diluted basis throughout this release.
Sales in the second quarter of 2006 were $226.7 million, a 3% improvement over the second quarter of 2005, when they were $219.4 million. The increase reflects continued strong levels of activity and growth in the company’s Sealing Products and Engineered Products segments, which grew by 6% and 13%, respectively. However, because of delays by customers, the Engine Products and Services segment shipped no new engines in the second quarter of 2006 and sales in that segment declined by 37%.
“We continue to participate in healthy industrial markets and to benefit from strong performances by our operations,” said Ernie Schaub, president and chief executive officer. “Our segment profit margin has improved consistently and our cash flows remain strong, allowing us to complete acquisitions and to make further investments in our businesses. Asbestos-related cash outflows were substantially lower compared to the second quarter of last year, even though our asbestos-related expenses increased significantly as our remaining insurance was fully allocated to pending and estimated future claims. Over the next several years as asbestos claims are resolved, we expect to collect over $500 million of solvent insurance coverage. We will continue to have significant funds available to invest in the growth of our company.”
For the six months ended June 30, 2006, net income was $19.0 million or $0.88 a share, compared to $31.1 million, or $1.46 a share, in 2005. Income before asbestos charges and other significant items was $35.2 million, or $1.64 a share, in the first half of 2006, an improvement of over 20% compared to the first half of 2005, when income before asbestos charges and other significant items was $29.2 million, or $1.37 a share.
Sales in the first half of 2006 were $455.0 million, a 5% increase over the first half of 2005, when sales were $431.9 million. EnPro’s Sealing Products and Engineered Products segments reported sales increases of 7% and 9%, respectively, in the first half of the year, but fewer engine shipments reduced sales in the Engine Products and Services segment by 17% when compared to the first half of 2005.
Sealing Products
Sales in the Sealing Products segment increased by 6% in the second quarter as operations benefited from higher activity in the segment’s markets. Stemco reported increased demand from original equipment manufacturers in the North American heavy-duty truck and trailer industry as customers placed orders in advance of new environmental regulations which will become effective in 2007. Garlock Sealing Technologies continued to benefit from high levels of industrial activity and stronger demand in most of its North American markets. In Europe, however, lower levels of activity reduced Garlock’s sales.

($ Millions)
Quarter Ended	6/30/06	6/30/05

Sales	$108.3	$101.7
Profit	$18.5	$18.7
Margin	17.1%	18.4%

The segment’s profits were about the same in the second quarter of 2006 as they were in 2005, and the segment’s profit margins decreased to 17.1% from 18.4%. The segment’s performance in the second quarter of 2006 benefited from strength in North American industrial and oil and gas markets, but it also reflects weak European markets and a less favorable mix of business as Stemco’s original equipment business, which generally carries lower margins, increased.
For the first half of 2006, sales in the Sealing Products segment grew by 7% as all operations benefited from higher levels of activity in North America. The segment’s profits grew by 8% and profit margins improved slightly to 18.3% as the segment benefited from activity in Garlock’s North American industrial markets and oil and gas markets, and as demand for Stemco’s products from aftermarket and original equipment customers improved.

($ Millions)
Six Months Ended	6/30/06	6/30/05

Sales	$216.3	$202.2
Profit	$39.6	$36.8
Margin	18.3%	18.2%

Engineered Products
Sales in the Engineered Products segment grew 13% in the second quarter of 2006, compared to the second quarter of 2005. The increase was driven by the performance of Quincy Compressor, which continues to benefit from strong industrial and energy markets in North America. At France Compressor Products (FCP), sales benefited from increased activity in Europe, and sales at GGB also increased slightly compared to 2005.

($ Millions)
Quarter Ended	6/30/06	6/30/05
| |
Sales	$100.4	$89.1
Profit	$16.4	$11.9
Margin	16.3%	13.4%

Profits in the Engineered Products segment improved by 38% compared to a year ago and profit margins improved to 16.3%, led by a strong performance at Quincy Compressor and reflecting increased profits at GGB and FCP. Profits and profit margins in the segment benefited from increased volume, better pricing for certain products, improvements in operational efficiencies and a small contribution from GGB’s Slovakian operations, which incurred a loss last year.
In the first six months of 2006, the Engineered Products segment reported a sales increase of 9%, or 11% before the effect of a weaker euro. The segment’s profits improved by 31% compared to the first half of 2005. The sales increase was driven by strong demand from Quincy Compressor’s North American markets, but also reflects improvements in FCP’s European markets. GGB’s sales in the first half of 2006 were about the same as a year ago, primarily because of the weaker euro. The segment’s profits and profit margins benefited from the strong performance of Quincy Compressor and from improvements at GGB and FCP.

($ Millions)
Six Months Ended	6/30/06	6/30/05

Sales	$197.7	$180.6
Profit	$33.0	$25.1
Margin	16.7%	13.9%

Engine Products and Services
As a result of customer delays, Fairbanks Morse Engine shipped no new engines in the second quarter of 2006 and sales in the Engine Products and Services segment decreased by 37% compared to the second quarter of 2005, when four engines were shipped. The segment’s profits in the second quarter of 2006 were reduced by lower aftermarket sales and material cost increases.

($ Millions)
Quarter Ended	6/30/06	6/30/05

Sales	$18.3	$29.1
Profit	$1.1	$3.0
Margin	6.0%	10.3%

In the first six months of 2006, sales in the Engine Products and Services segment were 17% less than in the same period of 2005, reflecting decreased engine shipments this year. The segment’s profits improved compared to the first half of 2005, when Fairbanks Morse recorded a $3.5 million loss provision on new engine orders associated with U.S. Navy shipbuilding programs. However, the segment’s profits in the first half of 2006 reflect the impact of lower aftermarket sales and material cost increases.

($ Millions)
Six Months Ended	6/30/06	6/30/05

Sales	$41.6	$50.0
Profit	$1.7	$1.0
Margin	4.1%	2.0%

Cash Flows
EnPro’s unrestricted cash balances at the end of the first half of 2006 were $105.9 million, compared to $69.4 million at end of the first half of 2005. Capital expenditures were about $16 million in the first half of 2006 and the company expended about $12 million for acquisitions during the first half of the year.
Working capital increased in the first half of 2006, in line with the normal seasonal pattern experienced by the company’s operations, and is expected to reverse in the second half of the year.
Net cash outflows for asbestos claims and expenses were $23.5 million in the first six months of 2006, a slight decline from the first half of 2005, when they were $23.9 million.
Asbestos Claims and Insurance
During the second quarter of 2006, all remaining solvent insurance for asbestos was fully allocated to pending and estimated future claims, and the company recorded a $20.7 million charge. At the end of the first quarter of 2006, the company had about $37 million of unallocated insurance available for asbestos claims.
The full allocation of asbestos insurance and the charge were due to several factors, including normal legal fees and expenses; the resolution of a long-standing dispute with an insurer; several significant asbestos settlements in the quarter, including the settlement of an adverse 2004 verdict under appeal in California; and an increase in the estimated liability for future asbestos claims against EnPro’s subsidiaries over the next 10 years.

“We are pleased to have resolved an expensive and time-consuming insurance dispute during the quarter and to have reached settlements to resolve a number of key claims,” said Schaub. “Although these developments consumed our unallocated insurance and resulted in an additional charge to income, they clarify the amount of coverage we can collect from the insurer and provide a level of certainty to the amount we will pay for some key claims over the next several years.”
Schaub also noted that about $34 million previously posted as cash collateral in connection with an appeal bond will be released in the third quarter as a result of the settlement of the adverse verdict on appeal in California. The cash will be reclassified on the company’s balance sheet from restricted to unrestricted. In addition, the adverse verdict against Garlock in Ohio overturned in the first quarter of 2006 resulted in the release of an appeal bond and $5.7 million being moved into the company’s unrestricted cash balance in the second quarter.
EnPro continues to see encouraging trends in filings of new asbestos claims, which are being filed at historically low rates. In the first half of 2006, new claim filings decreased by 50% to 4,200. In the past 12 months, 11,000 new claims were filed, a lower number than in any calendar year since before 1987. The decline in new filings reflects a lower number of non-malignant claims as legislative and judicial reforms have become effective and as negative publicity has increased about mass screening techniques used to recruit new claims. At the same time, new serious disease cases have been filed in approximately the same numbers over the past three years.
The company engages an outside expert in connection with developing a range of Garlock’s estimated potential asbestos liabilities. The estimated range is updated quarterly, and the company records the liability at the low end of the range. During the second quarter of 2006, the range expanded significantly, principally because of settlement trends and other factors used in the expert’s estimation model. The company will continue to monitor developments and key assumptions that affect the estimated range of liabilities and work with its expert to update data and assumptions. The quarterly updates could result in a narrowing of the probable range of Garlock’s asbestos liabilities. Changes in the estimate could have a material effect on the company’s financial position and results of operations.
Outlook
“We are very pleased with the outlook for the remainder of 2006,” said Schaub. “Our industrial markets remain healthy, especially in North America, and we have seen modest improvements in some European markets. Volume increases in our industrial markets, increased engine shipments, productivity improvements and modest contributions from our acquisitions should help us increase sales, segment profits and segment profit margins compared to 2005.
“Based on our expectations for the performance of our operations, our cash flows should remain strong in the second half of the year,” Schaub said. “With continued effective management of our asbestos settlements and insurance collections, we will continue to generate cash, invest in our operations, pursue acquisitions and take other steps we believe will increase shareholder value.”
Conference Call Information
EnPro will hold a conference call today, July 27, at 9:00 a.m. Eastern Time to discuss second quarter earnings. To participate in the call, dial (888) 501-7776 approximately 10 minutes before the call begins and provide the access code 3066240. The call will also be webcast at http://www.enproindustries.com.
A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (800) 642-1687 and enter the access code 3066240. The replay will also be available on the Company’s website.
Forward Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2005, and the Form 10-Q for the quarter ended March 31, 2006, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Six Months Ended June 30, 2006 and 2005
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Sales	$226.7	$219.4	$455.0	$431.9

Operating costs and expenses:
Cost of sales	149.3	145.6	299.2	289.0
Selling, general and administrative expenses	49.3	48.7	98.2	96.7
Asbestos-related expenses	20.7	2.6	25.6	6.8
Other	0.4	0.2	0.8	0.3

Total operating costs and expenses	219.7	197.1	423.8	392.8

Operating income	7.0	22.3	31.2	39.1

Interest expense	(2.0)	(2.3)	(4.0)	(4.5)
Interest income	1.2	0.8	2.4	1.5
Other income	0.3	12.1	0.3	12.5

Income before income taxes	6.5	32.9	29.9	48.6

Income tax expense	(2.3)	(11.8)	(10.9)	(17.5)

Net income	$4.2	$21.1	$19.0	$31.1

Basic earnings per share	$0.20	$1.02	$0.91	$1.51

Average common shares outstanding (millions)	20.9	20.7	20.8	20.7

Diluted earnings per share	$0.19	$0.99	$0.88	$1.46

Average common shares outstanding (millions)	21.7	21.3	21.6	21.3

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2006 and 2005
(Stated in Millions of Dollars)

	2006	2005

Operating activities
Net income	$19.0	$31.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13.0	12.2
Amortization	3.8	3.5
Deferred income taxes	5.6	13.0
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos receivables, net of liabilities	2.1	(17.1)
Receivables	(16.5)	(14.7)
Inventories	(13.7)	(9.1)
Accounts payable	2.4	(0.4)
Other current assets and liabilities	(6.2)	(6.0)
Other non-current assets and liabilities	7.1	3.9

Net cash provided by operating activities	16.6	16.4

Investing activities
Purchases of property, plant and equipment	(15.9)	(12.8)
Receipt from (deposits into) restricted cash accounts	5.7	(41.0)
Payments in connection with acquisitions of businesses	(11.6)	(1.6)
Other	—	0.2

Net cash used in investing activities	(21.8)	(55.2)

Financing activities
Proceeds from issuance of common stock	0.5	0.7
Other	0.1	0.9

Net cash provided by financing activities	0.6	1.6

Effect of exchange rate changes on cash and cash equivalents	1.0	(1.4)

Net decrease in cash and cash equivalents	(3.6)	(38.6)
Cash and cash equivalents at beginning of year	109.5	108.0

Cash and cash equivalents at end of period	$105.9	$69.4

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of June 30, 2006 and December 31, 2005
(Stated in Millions of Dollars)

	June 30,	December 31,
	2006	2005

Current assets
Cash and cash equivalents (unrestricted)	$105.9	$109.5
Accounts and notes receivable	136.5	114.0
Asbestos insurance receivable	105.6	104.7
Inventories	80.9	65.0
Other current assets	24.0	23.1

Total current assets	452.9	416.3

Property, plant and equipment	153.7	147.7
Goodwill	157.0	144.7
Other intangible assets	60.4	62.5
Asbestos insurance receivable	399.4	388.1
Restricted cash	35.4	41.1
Other assets	70.3	75.8

Total assets	$1,329.1	$1,276.2

Current liabilities
Accounts payable	$59.0	$55.6
Asbestos liability	65.5	81.6
Other accrued expenses	69.8	70.4

Total current liabilities	194.3	207.6

Long-term debt	185.2	185.2
Deferred income taxes	27.6	23.3
Retained liabilities of previously owned businesses	28.8	28.2
Environmental liabilities	27.0	27.7
Asbestos liability	220.1	189.7
Other liabilities	75.4	74.6

Total liabilities	758.4	736.3

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	415.1	411.4
Retained earnings	136.9	117.9
Accumulated other comprehensive income	20.1	12.0
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	570.7	539.9

Total liabilities and shareholders’ equity	$1,329.1	$1,276.2

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Six Months Ended June 30, 2006 and 2005
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Sealing Products	$108.3	$101.7	$216.3	$202.2
Engineered Products	100.4	89.1	197.7	180.6
Engine Products and Services	18.3	29.1	41.6	50.0

	227.0	219.9	455.6	432.8
Less intersegment sales	(0.3)	(0.5)	(0.6)	(0.9)

	$226.7	$219.4	$455.0	$431.9

Segment Profit
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Sealing Products	$18.5	$18.7	$39.6	$36.8
Engineered Products	16.4	11.9	33.0	25.1
Engine Products and Services	1.1	3.0	1.7	1.0

	$36.0	$33.6	$74.3	$62.9

Segment Profit Margin
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Sealing Products	17.1%	18.4%	18.3%	18.2%
Engineered Products	16.3%	13.4%	16.7%	13.9%
Engine Products and Services	6.0%	10.3%	4.1%	2.0%

	15.9%	15.3%	16.3%	14.6%

Reconciliation of Segment Profit to Net Income
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Segment profit	$36.0	$33.6	$74.3	$62.9
Corporate expenses	(7.1)	(7.1)	(15.2)	(13.9)
Asbestos-related expenses	(20.7)	(2.6)	(25.6)	(6.8)
Interest expense, net	(0.8)	(1.5)	(1.6)	(3.0)
Other income (expense), net	(0.9)	10.5	(2.0)	9.4

Income before income taxes	6.5	32.9	29.9	48.6
Income tax expense	(2.3)	(11.8)	(10.9)	(17.5)

Net income	$4.2	$21.1	$19.0	$31.1

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and
Other Significant Items to Net Income (Unaudited)
For the Quarters and Six Months Ended June 30, 2006 and 2005
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2006		2005
	$	Per share	$	Per share
Income before asbestos-related expenses and other significant items	$17.2	$0.79	$14.7	$0.69
Adjustments:
Asbestos-related expenses	(12.9)	(0.59)	(1.6)	(0.07)
Crucible back-up trust adjustment	—	—	6.9	0.32
Mark-to-market adjustment for call options	—	—	0.7	0.03
Restructuring and other costs	(0.1)	(0.01)	(0.1)	—
Tax accrual adjustments	—	—	0.5	0.02

Impact — increase (decrease)	(13.0)	(0.60)	6.4	0.30

Net income	$4.2	$0.19	$21.1	$0.99

	Six Months Ended June 30,
	2006		2005
	$	Per share	$	Per share
Income before asbestos-related expenses and other significant items	$35.2	$1.64	$29.2	$1.37
Adjustments:
Asbestos-related expenses	(16.0)	(0.74)	(4.2)	(0.19)
Crucible back-up trust adjustment	—	—	6.9	0.32
Restructuring and other costs	(0.2)	(0.02)	(0.2)	(0.01)
Fairbanks Morse Engine contract losses	—	—	(2.2)	(0.11)
Mark-to-market adjustment for call options	—	—	0.9	0.04
Tax accrual adjustments	—	—	0.7	0.04

Impact — increase (decrease)	(16.2)	(0.76)	1.9	0.09

Net income	$19.0	$0.88	$31.1	$1.46

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain significant items on the Company’s reported net income and earnings per share. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and, with the exception of the tax accrual adjustments, have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amounts are as follows: asbestos-related expenses ($20.7 million and $25.6 million for the quarter and six months ended June 30, 2006, respectively, and $2.6 million and $6.8 million for quarter and six months ended June 30, 2005, respectively); the restructuring and other costs ($0.1 million and $0.5 million for the quarter and six months ended June 30, 2006, respectively, and $0.2 million and $0.3 million for the quarter and six months ended June 30, 2005, respectively) are included in other (operating expenses) and other income; the Fairbanks Morse Engine contract losses ($3.5 million) are included in cost of sales; and the Crucible back-up trust adjustment ($11.0 million) and the mark-to-market adjustment for call options ($1.1 million and $1.5 million for the quarter and six months ended June 30, 2005, respectively) are included in other income. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing the after-tax amounts by the weighted-average shares of common stock outstanding during the periods ($21.7 million and $21.3 million for the quarters ended June 30, 2006 and 2005, respectively, and $21.6 million and $21.3 million for the six months ended June 30, 2006 and 2005, respectively).